SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               MICHAEL FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                               MICHAEL FOODS, INC.

                         324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416


                                                                 April 10, 1998


Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Michael Foods, Inc. to be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on Tuesday, May 12, 1998, at 4:00 p.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting there will be a report on the operations of the Company. After the business of the meeting has been concluded, shareholders will be given the opportunity to ask appropriate questions.

     The items requiring shareholder approval are the election of directors and the ratification of the appointment of auditors for the year 1998. We recommend that you vote for these proposals, which are set forth in more detail in the accompanying Proxy Statement.

     Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.


                                        Sincerely,


                                        /s/ Gregg A. Ostrander


                                        Gregg A. Ostrander
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              MICHAEL FOODS, INC.

                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998

                              ------------------

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Michael Foods, Inc., a Minnesota corporation, will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, at 4:00 p.m., local time, on Tuesday, May 12, 1998.

     This meeting is being held for the following purposes:

     1. To elect twelve (12) persons to serve as directors until the next annual election and until their successors are duly elected and qualified.

     2. To ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 20, 1998 will be entitled to notice of or to vote at the meeting. Whether or not you plan to be present at the meeting, please sign and return the accompanying form of proxy in the enclosed postage prepaid envelope at your earliest convenience.



                                        /s/ Jeffrey M. Shapiro

                                        Jeffrey M. Shapiro
                                        EXECUTIVE VICE PRESIDENT AND SECRETARY

Minneapolis, Minnesota
April 10, 1998

                               MICHAEL FOODS, INC.

                         324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1998

     This Proxy Statement is furnished to shareholders of Michael Foods, Inc., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of the Company to be held on May 12, 1998 (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The mailing date of this Proxy Statement and enclosed form of proxy is April 10, 1998.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the form of proxy, including the reimbursement of banks, brokers and other nominees for forwarding proxy materials to beneficial owners is estimated at $6,000 and will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Company who will receive no additional compensation. A shareholder giving a proxy may revoke it at any time prior to the voting of the proxy by filing with any officer of the Company a written notice of revocation or another proxy bearing a later date. Unless otherwise noted on the proxy, the proxies will vote for the proposals set forth herein. Any written notice of revocation or subsequently dated proxy should be mailed or delivered to Jeffrey
M. Shapiro, Executive Vice President and Secretary, Michael Foods, Inc., 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota 55416.

     The close of business on March 20, 1998 was fixed by the Board as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 20, 1998, the Company had outstanding 21,886,471 shares of common stock, $.01 par value per share (the "Common Stock"). The Common Stock is the Company's only class of voting securities and each share entitles the holder to one vote on all matters to come before the meeting. There is no cumulative voting in electing directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter upon which the shareholder has abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     A copy of the Company's Annual Report for the year 1997, including financial statements, accompanies this Proxy Statement. The Company will also provide upon request a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year. Such request should be made to the Secretary of the Company at the address shown above.


                              ELECTION OF DIRECTORS

     Pursuant to the by-laws of the Company, the Board has fixed at twelve (12) the number of directors to be elected at the Annual Meeting. Unless otherwise indicated thereon, the proxy holders will vote for the election of the nominees listed below to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Nine of the nominees are members of the present Board and three are new nominees -- Mr. Dillon, Mr. Jenko and Ms. Moore. If any nominee shall be unavailable for election to the Board, the holders of proxies will vote for a substitute. Management has no reason to believe that any of the nominees will be unable to serve if elected to office.


     The twelve (12) nominees who receive the highest number of votes will be elected directors of the Company. The Board recommends a vote FOR the election of each of the nominees listed below.


NOMINEES

     The following table sets forth certain information regarding the nominees.

                                                                                      FIRST BECAME
                                                                                     A DIRECTOR OF
            NAME             AGE               BIOGRAPHICAL SUMMARY                   THE COMPANY
            ----             ---               --------------------                  -------------
Maureen B. Bellantoni .....  49   President and Chief Operating Officer of Bil Mar       1996
                                  Foods, a division of Sara Lee Corporation,
                                  since November, 1997. Vice President and Chief
                                  Financial Officer of Sara Lee Meat Group, a
                                  division of Sara Lee Corporation, from 1994 to
                                  1997. Vice President of Finance and Chief
                                  Financial Officer of PYA Monarch, a division
                                  of Sara Lee Corporation, from 1993 to 1994.

Richard A. Coonrod ........  67   President of Coonrod Agriproduction                    1993
                                  Corporation, a food and agribusiness
                                  consulting and investment firm, since 1985.
                                  General Partner of The Food Fund, a
                                  Minneapolis-based limited partnership
                                  specializing in food-related investments,
                                  since 1990. Mr. Coonrod is also a director of
                                  Orange-co, Inc.

Daniel P. Dillon ..........  52   President and Chief Executive Officer of Welch         --
                                  Foods, Inc., a packaged goods company
                                  specializing in juices, frozen concentrates,
                                  jams and jellies, since 1995. Chief Operating
                                  Officer of Welch Foods, Inc. from 1994 to 1995
                                  and Senior Vice President from 1991 to 1994.

Miles E. Efron ............  71   Chairman of the Board of Directors of North            1988
                                  Star Universal, Inc. from 1995 to 1997 and its
                                  Chief Executive Officer from 1991 to 1994. Mr.
                                  Efron is also a director of ENStar Inc. and
                                  Medtox Scientific, Inc.

Jerome J. Jenko ...........  60   Chief Executive Officer of Jenko & Associates          --
                                  since October, 1997. Senior Advisor --
                                  Goldsmith, Agio, Helms and Company, an
                                  investment banking firm, since June, 1997.
                                  Senior Vice President, General Counsel and
                                  Secretary of The Pillsbury Company from 1989
                                  to 1997.

Arvid C. Knudtson .........  71   Chairman of the Board since 1997. Consultant.          1987
                                  Principal in ACK Financial, a financial
                                  services firm serving the agricultural market,
                                  from 1988 to 1993.

Joseph D. Marshburn .......  69   Senior Vice President of Citrus World, Inc., a         1987
                                  citrus processing and marketing cooperative,
                                  since 1993.

Jeffrey J. Michael ........  41   President and Chief Executive Officer of               1990
                                  ENStar Inc., a holding company owning 25% of
                                  CorVel Corporation and businesses engaged in
                                  voice and data connectivity and networking
                                  products and services, since 1997. Held same
                                  positions with North Star Universal, Inc. from
                                  1990 to 1996. Mr. Michael is also a director
                                  of ENStar Inc. and CorVel Corporation.

                                                                                        FIRST BECAME
                                                                                        A DIRECTOR OF
         NAME          AGE                     BIOGRAPHICAL SUMMARY                      THE COMPANY
         ----          ---                     --------------------                     -------------
Margaret D. Moore ...  50   Vice President of Investor Relations of Pepsico, Inc., a          --
                            manufacturer and marketer of snack foods and
                            non-alcoholic beverages.

Gregg A. Ostrander ..  45   President and Chief Executive Officer of the Company            1994
                            since 1994. Chief Operating Officer of the Company in
                            1993. Mr. Ostrander is also a director of Arctic Cat Inc.

Arthur J. Papetti ...  33   Executive Vice President of Operations of Papetti's             1997
                            Hygrade Egg Products, Inc., a wholly-owned subsidiary
                            of the Company, since 1992.

Stephen T. Papetti ..  40   Executive Vice President of Papetti's Hygrade Egg               1997
                            Products, Inc., a wholly-owned subsidiary of the
                            Company, since 1992.


CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     AUDIT COMMITTEE. The Company has a standing Audit Committee which currently consists of Mr. Michael as Chairman, Mr. Marshburn and Mr. Knudtson. The Audit Committee reviews, recommends and reports to the Board on (1) the independent auditors, (2) the quality and effectiveness of internal controls,
(3) the engagement or discharge of the independent auditors, (4) the professional services provided by the independent auditors, and (5) the review and approval of major changes in the Company's accounting principles and practices. During 1997, the Audit Committee held five meetings.

     COMPENSATION COMMITTEE. The Company has a standing Compensation Committee which currently consists of Mr. Efron as Chairman, Ms. Bellantoni and Mr. Coonrod. The Compensation Committee considers and recommends to the Board salary schedules and other remuneration for the Company's executive officers. This committee also administers the Company's 1987 Non-Qualified Stock Option Plan, 1994 Executive Incentive Plan, 1994 Executive Performance Stock Award Plan and the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies. During 1997, the Compensation Committee met twice.

     CORPORATE GOVERNANCE AND NOMINATING COMMITTEE. The Company has a standing Corporate Governance and Nominating Committee which currently consists of Mr. Marshburn as Chairman, Ms. Bellantoni, Mr. Knudtson and Mr. Ostrander. The Corporate Governance and Nominating Committee acts on behalf of the Board to review the size, composition and effectiveness of the Board and to consider corporate governance matters. During 1997, the Corporate Governance and Nominating Committee held five meetings.

     During the year ended December 31, 1997, the Board held four regular meetings and three special meetings. All directors attended more than 75% of the meetings of the Board and committees on which they sit.

     Directors who are not officers or employees of the Company receive an annual retainer of $20,000. The Chairman of the Board is paid an annual retainer of $28,000. Directors are paid $500 for each committee meeting attended, with committee chairs paid $1,000 per meeting. Directors incurring travel expenses to attend meetings are reimbursed in full. Directors' fees and travel expense reimbursements in 1997 totaled $191,227.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, the Company is not aware of any director or executive officer who failed to timely file any report required to be filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during each of the last three fiscal years.

                                                                                 LONG-TERM
                                                       ANNUAL COMPENSATION      COMPENSATION
                                                     ----------------------     ------------
                                         FISCAL                                   STOCK           ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR        SALARY       BONUS(1)      OPTIONS(2)     COMPENSATION(3)
---------------------------              ------      --------      --------     ------------    ---------------
Gregg A. Ostrander ...................    1997       $326,850      $319,000       124,500           $6,965
 President & Chief Executive Officer      1996        309,000            --        40,000            6,528
                                          1995        294,000       201,230        44,500            6,410

Jeffrey M. Shapiro ...................    1997        250,538       245,988        34,000            7,096
 Executive Vice President & Secretary     1996        250,000            --            --            6,696
                                          1995        238,000       162,850        18,000            6,316

John D. Reedy ........................    1997        197,019       193,169        34,000            7,235
 Vice President -- Finance, Chief         1996        195,000            --            --            6,835
 Financial Officer & Treasurer            1995        185,000       126,618        30,000            6,227

Norman A. Rodriguez ..................    1997        193,789       189,339        32,000            7,597
 President, Crystal Farms Refrigerated    1996        182,730        35,267            --            6,726
 Distribution Company                     1995        176,000       167,200         3,000            6,212

Bill L. Goucher ......................    1997        191,708       187,858        39,000            7,195
 President, M. G. Waldbaum Company        1996        188,000            --        15,000            6,349
                                          1995        179,000       155,919        23,000            6,372

------------------
(1) 1997 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1997 performance, plus Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, for 1995 performance, as such awards vested based upon 1997 performance, as follows (total dollar value of awards/1997 shares/1995 shares): Mr. Ostrander $73,875/1,634/1,321; Mr. Shapiro $58,075/1,253/1,070; Mr. Reedy
     $45,400/985/831; Mr. Rodriguez $44,000/969/791; Mr. Goucher
     $44,075/959/804. Awards for 1997 represent 50% of the amount conditionally earned for 1997 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, and 20% of the amount conditionally earned for 1995 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995 (see "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION"). 1995 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, and represent 50% of the amount conditionally earned for 1995 performance under the vesting schedule for such awards and 30% of the amount earned for 1994 performance under the vesting schedule of the 1994 Executive Incentive Plan. The 1995 awards were as follows (total dollar value of awards/1995 shares/1994 shares): Mr. Ostrander $57,750/3,303/1,888; Mr. Shapiro $46,703/2,674/1,524; Mr. Reedy $36,334/2,079/1,187; Mr. Rodriguez
     $35,211/1,978/1,187; Mr. Goucher $35,088/2,011/1,143. Common Stock
     incentive share awards made for 1997 performance were valued using the closing price of the Common Stock on March 3, 1998 of $25.00. Common Stock incentive awards made for 1995 performance were calculated using the closing price of the Common Stock on February 20, 1996 of $11.125, which were then valued when finally earned, using the closing price of the Common Stock on March 3, 1998 of $25.00. There were no Common Stock incentive awards under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1996 performance.

(2) Number of shares of Common Stock purchasable under option grants. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, stock option awards were made to certain executive officers in March, 1998 based upon 1997 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
     Mr. Ostrander 36,000 shares; Mr. Shapiro 24,000 shares; Mr. Reedy 24,000 shares; Mr. Rodriguez 24,000 shares; and Mr. Goucher 24,000 shares. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, stock option awards were made to certain executive officers in February, 1996 based upon 1995 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were: Mr. Ostrander 4,500 shares; Mr. Shapiro 3,000 shares; Mr. Reedy 3,000 shares; Mr. Rodriguez 3,000 shares; and Mr. Goucher 3,000 shares. Option grants are reflected in year earned, rather than year of grant. In addition, the following stock option grants were made at the discretion of the Compensation Committee in the years indicated (number of shares covered by grants): Mr. Ostrander 68,500 in 1997, 40,000 in 1996, 40,000 in 1995;
     Mr. Shapiro

     10,000 in 1997, 15,000 in 1995; Mr. Reedy 10,000 in 1997, 27,000 in 1995;
     Mr. Rodriguez 8,000 in 1997; Mr. Goucher 15,000 in 1997, 15,000 in 1996,
     20,000 in 1995.

(3) Reflects the value of the Company's contributions under the Retirement Savings Plan and the value of life insurance premiums paid by the Company.


OSTRANDER EMPLOYMENT AGREEMENT

     Effective January 1, 1994, the Company entered into a three year employment agreement with Mr. Ostrander (the "Ostrander Employment Agreement") in connection with his appointment as President and Chief Executive Officer. The agreement provided for an annual base salary of $280,000 and entitles Mr. Ostrander to participate in the Michael Foods, Inc. 1994 Executive Incentive Plan ("1994 Executive Incentive Plan") and other fringe benefit plans established by the Company for its executive officers. The agreement also provided for a non-qualified stock option to purchase 20,000 shares of Common Stock at an exercise price of $8.125, which was granted to Mr. Ostrander on January 3, 1994. The option vests ratably over five years and expires January 3, 2004.

     In the event Mr. Ostrander's employment is terminated by incapacity, death or thirty days' written notice by the Company, Mr. Ostrander will receive a termination payment equal to two year's base salary, plus 50% of such base salary amount in lieu of any incentive compensation or options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Ostrander become fully vested. If Mr. Ostrander's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Ostrander's duties are substantially reduced or negatively altered without his prior written consent, Mr. Ostrander will receive as a termination payment all amounts due under the agreement as base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination, but in any event not less than two year's base salary. If the Company terminates Mr. Ostrander without notice for cause, no amount will be paid beyond the last day of service by Mr. Ostrander and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination.

     Effective January 1, 1995, the Company and Mr. Ostrander entered into Amendment No. 1 to the Ostrander Employment Agreement. The amendment provided for an annual base salary of at least $294,000 effective January 1, 1995. The amendment also provided for a non-qualified stock option to purchase 40,000 shares of Common Stock at an exercise price of $10.00 per share, which was granted to Mr. Ostrander on January 3, 1995. The option vests ratably over five years and expires January 3, 2005. The amendment further provided for a non-qualified stock option to purchase 40,000 shares of Common Stock to be granted on January 2, 1996 at an exercise price equal to the price of the Common Stock as of the close of business on that date, or $10.00 per share, whichever is greater. This non-qualified option was awarded January 2, 1996 at an exercise price of $11.875 per share. The option vests ratably over five years and expires on January 2, 2006.

     Effective January 1, 1996, the Company and Mr. Ostrander entered into Amendment No. 2 to the Ostrander Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Ostrander's annual base salary as being at least $309,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Compensation Committee established Mr. Ostrander's annual base salary as $345,000.

     An Amended and Restated Employment Agreement between Mr. Ostrander and the Company executed in early 1998 provides for Mr. Ostrander to receive an annual base salary of at least $405,000 as of January 1, 1998 and provides that the Ostrander Employment Agreement is extended automatically and shall continue for successive two-year terms unless otherwise terminated in accordance with certain provisions. Under the Amended and Restated Employment Agreement, if Mr. Ostrander's employment is terminated by Mr. Ostrander providing the Company with thirty days' written notice, he is to receive no termination payment, but he will receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. The Amended and Restated Employment Agreement also provides that the Company will deliver to Mr. Ostrander a non-qualified stock option to purchase 68,500 shares of Common Stock with an effective grant date of December 31, 1997 and an exercise price of $24.375 per share. This option was granted in early 1998.


SHAPIRO EMPLOYMENT AGREEMENT

     Effective January 1, 1995, the Company and Mr. Shapiro entered into a two year employment agreement (the "Shapiro Employment Agreement"). The agreement provides for an annual base salary of at least $238,000 and entitles Mr. Shapiro to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Shapiro's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Shapiro will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than one year's base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Shapiro become fully vested.

     If Mr. Shapiro's employment is terminated by Mr. Shapiro, he will receive no termination payment. However, Mr. Shapiro is entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Shapiro without notice for cause, no amount is to be paid beyond the last day of service by Mr. Shapiro and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination. If Mr. Shapiro's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Shapiro's duties are substantially reduced or negatively altered without his prior written consent, Mr. Shapiro will receive as a termination payment all amounts due under the agreement as base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination, but in any event not less, or more, than two year's base salary.

     Effective January 1, 1996, the Company and Mr. Shapiro entered into Amendment No. 1 to the Shapiro Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Shapiro's annual base salary as being at least $250,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Compensation Committee established Mr. Shapiro's annual base salary as $260,000.

     Effective October 31, 1997, the Company and Mr. Shapiro entered into Amendment No. 2 to the Shapiro Employment Agreement, which extended the termination date of the agreement two years to December 31, 1999, provides that the Shapiro Employment Agreement is extended automatically and shall continue for successive two-year terms unless otherwise terminated in accordance with certain provisions, and established Mr. Shapiro's annual base salary as being at least $260,000 from January 1, 1998 through December 31, 1999. Effective January 1, 1998, the Compensation Committee established Mr. Shapiro's annual base salary as $270,000.


REEDY EMPLOYMENT AGREEMENT

     Effective January 1, 1995, the Company and Mr. Reedy entered in a two year employment agreement (the "Reedy Employment Agreement"). The agreement provides for an annual base salary of at least $185,000 and entitles Mr. Reedy to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Reedy's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Reedy will receive as a termination payment all amounts due under the agreement as base salary, but in any event not less than one year's base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Reedy become fully vested.

     If Mr. Reedy's employment is terminated by Mr. Reedy, he will receive no termination payment. However, Mr. Reedy will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Reedy without notice for cause, no amount will be paid beyond the last day of service by Mr. Reedy and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination. If Mr. Reedy's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Reedy's duties are substantially reduced or negatively altered without his prior written consent, Mr. Reedy will receive as a termination payment all amounts due under the agreement as base salary, plus 50% of such base salary amount in lieu of any incentive compensation and options to purchase Common Stock for the remaining term of the agreement, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination, but in any event not less, or more, than two year's base salary.

     Effective January 1, 1996, the Company and Mr. Reedy entered into Amendment No. 1 to the Reedy Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Reedy's annual base salary as being at least $195,000 from January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Compensation Committee established Mr. Reedy's annual base salary as $205,000.

     Effective October 31, 1997, the Company and Mr. Reedy entered into Amendment No. 2 to the Reedy Employment Agreement, which extended the termination date of the agreement two years to December 31, 1999, provides that the Reedy Employment Agreement is extended automatically and shall continue for successive two-year terms unless otherwise terminated in accordance with certain provisions, and established Mr. Reedy's annual base salary as being at least $205,000 from January 1, 1998 through December 31, 1999. Effective January 1, 1998, the Compensation Committee established Mr. Reedy's annual base salary as $225,000.


RODRIGUEZ EMPLOYMENT AGREEMENT

     Effective January 1, 1995, the Company and Mr. Rodriguez entered into a two year employment agreement (the "Rodriguez Employment Agreement"). The agreement provides for an annual base salary of at least $176,000 and entitles Mr. Rodriguez to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Rodriguez's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Rodriguez will receive a termination payment equal to one year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Rodriguez become fully vested.

     If Mr. Rodriguez's employment is terminated by Mr. Rodriquez, he will receive no termination payment. However, Mr. Rodriguez will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Rodriguez without notice for cause, no amount will be paid beyond the last day of service by Mr. Rodriguez and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination. If Mr. Rodriguez's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Rodriguez's duties are substantially reduced or negatively altered without his prior written consent, Mr. Rodriguez will receive as a termination payment an amount equal to two year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination.

     Effective January 1, 1996, the Company and Mr. Rodriguez entered into Amendment No. 1 to the Rodriguez Employment Agreement, which extended the termination date of the agreement one year to December 31, 1997 and established Mr. Rodriguez's annual base salary as being at least $183,000 from

January 1, 1996 through December 31, 1997. Effective April 1, 1997, the Compensation Committee established Mr. Rodriguez's annual base salary as $193,000.

     Effective October 31, 1997, the Company and Mr. Rodriguez entered into Amendment No. 2 to the Rodriguez Employment Agreement, which extended the termination date of the agreement one year to December 31, 1998 and established Mr. Rodriguez's annual base salary as being at least $193,000 from January 1, 1998 through December 31, 1998. Effective January 1, 1998, the Compensation Committee established Mr. Rodriguez's annual base salary as $203,000.


GOUCHER EMPLOYMENT AGREEMENT

     Effective January 1, 1996, the Company and Mr. Goucher entered into a two year employment agreement (the "Goucher Employment Agreement"). The agreement provides for an annual base salary of at least $188,000 and entitles Mr. Goucher to participate in the 1994 Executive Incentive Plan and other fringe benefit plans established by the Company for its executive officers. In the event Mr. Goucher's employment is terminated by incapacity, death, or by thirty days' written notice by the Company, Mr. Goucher will receive a termination payment equal to one year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. In the case of incapacity or death, or termination by the Company without cause (which is defined to include termination after a change in control), all options to purchase Common Stock granted to Mr. Goucher become fully vested.

     If Mr. Goucher's employment is terminated by Mr. Goucher, he will receive no termination payment. However, Mr. Goucher will be entitled to receive any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. If the Company terminates Mr. Goucher without notice for cause, no amount will be paid beyond the last day of service by Mr. Goucher and he will not be entitled to any incentive compensation or options to purchase Common Stock for the year of termination. If Mr. Goucher's employment is terminated by the Company without cause due to a change in control of the Company and thereafter Mr. Goucher's duties are substantially reduced or negatively altered without his prior written consent, Mr. Goucher will receive as a termination payment an amount equal to two year's base salary, plus any incentive compensation earned for any year prior to the year of termination which is unpaid at the date of termination. The Goucher Employment Agreement had no bearing on Mr. Goucher's 1995 compensation. Effective April 1, 1997, the Compensation Committee established Mr. Goucher's annual base salary as $200,000.

     Effective October 31, 1997, the Company and Mr. Goucher entered into Amendment No. 1 to the Goucher Employment Agreement, which extended the termination date of the agreement one year to December 31, 1998 and established Mr. Goucher's annual base salary as being at least $200,000 from January 1, 1998 through December 31, 1998. Effective January 1, 1998, the Compensation Committee established Mr. Goucher's annual base salary as $220,000.


1994 EXECUTIVE INCENTIVE PLAN

     On January 1, 1994, the Company established the 1994 Executive Incentive Plan. The 1994 Executive Incentive Plan and 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, are described in the "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."


CHANGE IN CONTROL ARRANGEMENTS

     Certain key employees of the Company and its subsidiaries are covered under the Severance Plan for Eligible Employees of Michael Foods, Inc. and its Subsidiaries (the "Severance Plan") should they be terminated without cause within 24 months following a change in control. Generally, the Severance Plan defines a change in control as occurring when a person acquires the power to elect, appoint or cause the election or appointment of at least a majority of the Board or purchases all or substantially all of the properties and assets of the Company; provided, however, that a change in control does not include certain acquisitions pursuant to a merger, consolidation or sale of properties and assets. Under the Severance Plan, certain key employees would be entitled to receive a lump sum payment equal to two times total annual compensation. Annual compensation is defined as the employee's highest annual rate of salary (excluding bonuses, benefits, allowances, etc.) within the three calendar year periods prior to the date of termination of employment; provided, however, that if the employee has been employed by the Company or a predecessor for less than three years, total annual compensation means the highest annualized salary during the period of employment.

     The Company's severance compensation agreements with Messrs. Ostrander, Shapiro, Rodriguez, Reedy and Goucher are contained in their respective employment agreements (see "--Ostrander Employment Agreement," "--Shapiro Employment Agreements," "--Reedy Employment Agreement," "--Rodriguez Employment Agreement," and "--Goucher Employment Agreement") and they are effective upon termination of employment without cause, which includes termination after a change in control of the Company. In the event of a change in control of the Company, all options to purchase Common Stock become fully vested.


DESCRIPTION OF STOCK OPTION PLANS FOR KEY EMPLOYEES

     Options to purchase Common Stock may be granted under the 1997 Stock Incentive Plan of Michael Foods, Inc. and Affiliated Companies ("1997 Plan"), as adopted by the Company's Board and approved by the shareholders in 1997. One million (1,000,000) shares of Common Stock were available for grants under the 1997 Plan when it was established; 516,500 shares are currently available for grants. The 1997 Plan provides the Committee with the discretion to make grants during the life of the 1997 Plan to key employees, officers, consultants or independent contractors providing services to the Company or its affiliates. Grants can be in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. Generally, options granted under the 1997 Plan cannot be exercised during the first 12 months after the date of grant, become exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted is not less than the fair market value of a share of Common Stock on the date of grant. Under the 1997 Plan, an optionee may pay the full exercise price of an option in cash or by delivering shares of Common Stock which have been held by such person for more than six months, or a combination thereof.

     The Company had two plans, which expired by their terms in 1997, under which options to purchase Common Stock were granted: the 1987 Incentive Stock Option Plan (the "Incentive Stock Option Plan") and the 1987 Non-Qualified Stock Option Plan (the "Non-Qualified Stock Option Plan") (collectively, the "Stock Option Plans"). The Stock Option Plans provided for the grant of options to purchase shares of Common Stock to key employees of the Company and its subsidiaries as determined by the Compensation Committee of the Board (the "Committee"). The aggregate number of shares of Common Stock as to which options could be awarded under the Stock Option Plans was 2,332,500. The maximum aggregate number of shares of Common Stock as to which options could be granted under the Stock Option Plans to any one employee was 337,500 shares. The Stock Option Plans played a critical role in the Company's compensation strategy of providing performance incentives to attract and retain certain key individuals and to give such individuals a direct financial interest in the future success and profitability of the Company.

     No options were granted under the Incentive Stock Option Plan. The Non-Qualified Stock Option Plan provided for the granting of options which did not qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Code"). Options granted under the Non-Qualified Stock Option Plan cannot, in general, be exercised during the first 12 months after the date of grant, become exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted under the Stock Option Plans was not less than the fair market value of a share of Common Stock on the date of grant. Under the Stock Option Plans, an optionee may pay the full exercise price of an option in cash or by delivering shares of Common Stock which have been held by such person for more than six months, or a combination thereof. The Stock Option Plans expired by their terms in March, 1997. Hence, no further stock option grants will be made under the Stock Option Plans, although exercises may occur over the next nine years.


DESCRIPTION OF STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In 1992, the Company adopted the Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to aid the Company in attracting and retaining non-employee directors by enabling the acquisition of a financial interest in the Company by non-employee directors through the issuance of shares of Common Stock with respect to his or her services as a director of the Company. The Director Plan memorialized the Company's practice of granting options to purchase Common Stock to non-employee directors upon their election or appointment as a director.

     The Director Plan provides that non-employee directors will receive, upon their initial election or appointment, an option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. The Director Plan also provides for the grant of an option to purchase an additional 5,000 shares of Common Stock upon each director's subsequent five year anniversary of participation on the Board. The options become exercisable in full one year after the date of grant and expire 10 years from the date of grant. The Board currently has six non-employee directors and will have nine non-employee directors if all the directors who have been nominated are elected at the Annual Meeting.

     There are 50,000 shares of Common Stock currently subject to options granted to non-employee directors under the Director Plan. The number of shares of Common Stock remaining available for issuance under the Director Plan is 100,000. This number will be subject to adjustment in the event of stock splits, reclassifications of shares of Common Stock, recapitalizations, stock dividends or similar adjustments in the Common Stock.

     The Board may amend the Director Plan to conform it to securities laws or other laws, or to comply with stock exchange rules or requirements. However, the Board may not, without shareholder approval, amend the Director Plan to change:
(i) the total number of shares of Common Stock as to which options may be granted; (ii) the class of persons eligible to receive options under the Director Plan; (iii) the manner of determining option prices; (iv) the period during which the options may be granted or exercised; or (v) the provisions relating to the administration of the Director Plan by the Board. The Board may terminate the Director Plan without shareholder approval.


OPTION GRANTS IN LAST YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF
                            NUMBER OF    % OF TOTAL                                                      STOCK PRICE
                           SECURITIES     OPTIONS         EXERCISE OR                                 APPRECIATION FOR
                           UNDERLYING    GRANTED TO        BASE PRICE                                  OPTION TERM(4)
                            OPTIONS     EMPLOYEES IN       PER SHARE                             -------------------------
NAME                       GRANTED(1)     LAST YEAR        ($/Sh)(2)       EXPIRATION DATE(3)        5%            10%
----                       ----------   ------------     --------------   --------------------   ----------    -----------
Gregg A. Ostrander ......    88,500          40.0        $11.00 & 24.38   03/17/07 & 12/31/07    $1,188,400    $3,011,700
Jeffrey M. Shapiro ......    10,000           4.5        11.00                  03/17/07             69,200       175,300
John D. Reedy ...........    10,000           4.5        11.00                  03/17/07             69,200       175,300
Norman A. Rodriguez .....     8,000           3.6        11.00                  03/17/07             55,300       140,200
Bill L. Goucher .........    15,000           6.8        12.63                  01/02/07            119,100       301,800

------------------
(1) All options granted are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Vesting may be accelerated in certain events relating to a change in control of the Company.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares. The tax withholding obligations related to exercises may also be paid by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten year term, with vesting subject to discontinuation if employment is terminated in the first five years.

(4) Potential gains are reported net of the option exercise price, but before taxes associated with an exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be realized.

OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES

     The following table provides information related to stock option exercises in 1997 and the number and value of stock options held at December 31, 1997 by the named executive officers.

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS AT YEAR-END         OPTIONS AT YEAR-END(1)
                               SHARES ACQUIRED     VALUE    ---------------------------- ----------------------------
NAME                             ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           ---------------   --------   -----------   -------------   -----------   -------------
Gregg A. Ostrander ..........          --              --     96,900         77,600       $1,436,900     $1,065,200
Jeffrey M. Shapiro ..........      56,250        $190,625     38,693         19,400          486,000        266,100
John D. Reedy ...............      21,000         314,943     38,260         24,200          503,400        335,100
Norman A. Rodriguez .........          --              --     70,382         11,400          753,100        153,100
Bill L. Goucher .............          --              --     37,600         35,400          552,700        465,800

------------------
(1) The closing price for the Common Stock on December 31, 1997 was $24.375 per share. The value is calculated on the basis of the difference between the option exercise prices and $24.375 multiplied by the number of shares of Common Stock underlying the options.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Arthur J. Papetti and Stephen T. Papetti are first cousins. Another affiliate and president of Papetti's Hygrade Egg Products, Inc., Arthur N. Papetti, is Arthur J. Papetti's father and Stephen T. Papetti's uncle. Other immediate family members of affiliates who were parties to material transactions with the Company in 1997 were Anthony Papetti, Alfred Papetti and Tina M. Noll. Anthony Papetti is the brother of Arthur N. Papetti, the father of Stephen T. Papetti and Alfred Papetti, and the uncle of Arthur J. Papetti and Tina M. Noll. Alfred Papetti is the son of Anthony Papetti, the brother of Stephen T. Papetti, the nephew of Arthur N. Papetti, and the first cousin of Arthur J. Papetti and Tina M. Noll. Tina M. Noll is the daughter of Arthur N. Papetti, the sister of Arthur J. Papetti, the first cousin of Stephen T. Papetti and Alfred Papetti, and the niece of Anthony Papetti.

     In February 1997, the Company acquired Papetti's Hygrade Egg Products, Inc. and affiliated companies ("Papetti's"). Consideration included the issuance of 3,195,455 shares of Common Stock, which are held by Papetti family members (the "Papetti Family Shareholders") as follows: Arthur J. Papetti, 1,597,727 shares; Stephen T. Papetti, 798,864 shares; Alfred Papetti, 798,864 shares (see "SECURITY OWNERSHIP"). Consideration also included $42,913,000 in cash, payable to various Papetti family members, Papetti family trusts and limited partnerships, and others. In conjunction with the acquisition, the Company entered into various agreements with certain Papetti family members and related entities. These agreements included several leases as discussed below. These agreements also included employment contracts with six Papetti family members for a period of three years each, with annual base salary amounts as follows:
Arthur N. Papetti at least $225,000; Anthony Papetti at least $225,000; Alfred Papetti at least $180,000; Arthur J. Papetti at least $180,000; Stephen T. Papetti at least $180,000; Tina M. Noll at least $150,000. Additionally, in early 1998 the Board approved various discretionary incentive payments related to 1997 performance to certain Papetti family members as follows: Arthur N. Papetti $100,000; Anthony Papetti $75,000; Alfred Papetti $75,000; Arthur J. Papetti $75,000; Stephen T. Papetti $75,000. The Board also added Arthur N. Papetti, Alfred Papetti, Arthur J. Papetti and Stephen T. Papetti as participants in the Executive Incentive Plan for 1998. The Employment Agreement with Arthur N. Papetti also specifies that he will be the president of Papetti's for the term of the agreement.

     A shareholder agreement executed between the Company and the Papetti Family Shareholders (the "Shareholder Agreement") at the time of acquisition provides that the Papetti Family Shareholders may, for a three year period, nominate one or two directors depending upon the percent of the Papetti Family Shareholder's Common Stock holdings relative to the total shares outstanding. Current Common Stock holdings allow the family to nominate two directors. Those nominees, who are also current directors, are Arthur J. Papetti and Stephen T. Papetti (see "ELECTION OF DIRECTORS -- Nominees"). Further, the Shareholder Agreement provides the Papetti Family Shareholders with registration rights during the same three year period should the Company register equity securities for a public offering under the

Securities Act of 1933, as amended. Also, the Shareholder Agreement places restrictions on the Papetti Family Shareholders' ability to sell shares of Common Stock in the period two years from the date of acquisition. Further, for a period three years from the date of acquisition, or until the Papetti Family Shareholders own less than 5% of the shares of Common Stock outstanding (or the voting power thereof), whichever is earlier, the Papetti Family Shareholders may not sell more than 5% of the outstanding shares of Common Stock (or the voting power thereof), or sell any shares to a person or group that holds, or would hold as a result of such a transaction, 5% or more of the shares of Common Stock, without giving the Company a right to first purchase said shares. Effective February 25, 1998, the Company and the parties to the various Papetti's acquisition agreements entered into an amendment to the acquisition documents. The amendment provides that neither party shall make a claim for indemnification unless and until either party has incurred such losses for which such party is entitled to indemnification in the sum of $700,000, and then only for cumulative losses in excess of $700,000. This level had been previously established at $200,000.

     One month following the acquisition's closing, Arthur N. Papetti, Stephen
T. Papetti and Alfred Papetti reimbursed the Company for costs and other obligations pursuant to the acquisition documents which totaled $771,098. No interest was charged during the one month period. Also, at the time of closing of the Papetti's acquisition five Papetti family trusts reimbursed the Company the sum of $179,678 related to certain tax obligations of the Papetti Foods, Inc. trust shareholders pursuant to the acquisition documents.

     In connection with the Papetti's acquisition, in February, 1997, the Company entered into six separate leases for the principal properties used by Papetti's in its operations. The properties are owned by six separate partnerships, of which four are wholly-owned by Papetti family members and two are fifty percent owned by Papetti family members. The leases all expire in 2007 and are renewable for two successive five-year terms. The aggregate annual net rent paid by the Company under the leases is $2,157,348. In addition, the Company pays all real estate taxes, utilities, insurance and other operating expenses associated with the properties and is required to maintain the properties.

     The Company's Egg Products Division purchases eggs under an egg supplier agreement with a partnership in which certain affiliates are general partners. Such purchases totaled approximately $10,400,000 in 1997. Papetti Farms, Inc. is a 50% general partner in the partnership, Sunbest-Papetti Farms, and is owned as follows: Arthur J. Papetti, 50%; Alfred Papetti, 25%; Stephen T. Papetti, 25%.

     In February 1997, the Company completed an Agreement and Plan of Reorganization between North Star Universal, Inc. ("North Star"), Michael Foods, Inc. and NSU Merger Co. The effect of these transactions was that Michael Foods, Inc., a Delaware corporation, merged with North Star, with the Company emerging as the post-merger entity. Members of the James H. Michael family, including James H. Michael, former Chairman of the Board, were the controlling shareholders of North Star. An effect of the merger transaction was that approximately 76% of the shares of Common Stock formerly held by North Star were transferred directly to North Star's shareholders, with the balance being effectively retired. As a result, two limited partnerships established for the benefit of certain Michael family members ("Michael Family Shareholders") now hold 1,588,489 and 1,459,514 shares of Common Stock, respectively (see "SECURITY OWNERSHIP"). James H. Michael's son, Jeffrey J. Michael, is a partner in both limited partnerships and is a director of the Company. An agreement entered into with the Michael Family Shareholders at the time of the merger provides that the Michael family may, for a two year period, nominate two representatives to the Board should their Common Stock holdings exceed 10% of the outstanding shares. Those nominees are Jeffrey J. Michael and Miles E. Efron (see "ELECTION OF DIRECTORS -- Nominees"). During the two year period, the Michael Family Shareholders may nominate one person to the Board should their holdings be less than 10% of the outstanding shares. Further, the agreement provides the Michael Family Shareholders with registration rights during the same two year period should the Company register equity securities for a public offering under the Securities Act of 1933, as amended. Also, the agreement places restrictions on the Michael Family Shareholders' ability to sell shares of Common Stock in the two year period ending February, 1999. Should the Michael Family Shareholders desire to sell more than 5% of the outstanding shares of Common Stock during the two year period, the Company has a first right to purchase the shares.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers is based on four components: base salary, incentive cash payments, incentive Common Stock payments and Common Stock option awards. Base salary is fixed by contract in the case of the Chief Executive Officer and certain other executive officers. The employment agreements, which specified 1997 base salary levels, between the Company and Mr. Ostrander, Mr. Shapiro, Mr. Reedy and Mr. Rodriguez were entered into in early 1995 and were subsequently amended effective January 1, 1996, while Mr. Goucher's 1997 base salary was established in an employment agreement effective as of January 1, 1996. Mr. Ostrander's original employment agreement was entered into in 1994. The named executive officers' compensation for 1997 was determined principally by reference to those agreements. See "EXECUTIVE COMPENSATION -- Ostrander Employment Agreement," "--Shapiro Employment Agreement," "--Reedy Employment Agreement," "--Rodriguez Employment Agreement," and "--Goucher Employment Agreement."

     The Company has established the base salaries for its executive officers, including the Chief Executive Officer, by reference to competitive salaries of executives with similar positions and responsibilities. These base salaries are established through negotiations and are not dependent upon the Company's performance. As part of this process, the Company has referenced national executive compensation studies. In the case of the named executive officers, the compensation provided for under their employment agreements for 1997 was principally determined by recommendations made by the Chief Executive Officer to the Compensation Committee ("Committee"). The Committee believes the Company should provide the Chief Executive Officer and other executive officers with base salaries that are competitive with those offered by food companies of comparable size. In 1997, executive officers' annual base salary adjustments were made which aggregated approximately $104,500 as compared to the base salary levels which prevailed as of December 31, 1996 for the then executive officer group. (Most of the adjustments were made as of April 1, 1997; hence, the base salary amounts realized in 1997 by most officers were less than the annual adjusted levels.) Of this amount, $36,000 was pursuant to Mr. Ostrander's employment agreement, $10,000 was pursuant to Mr. Shapiro's employment agreement, $10,000 was pursuant to Mr. Reedy's employment agreement, $10,000 was pursuant to Mr. Rodriguez's employment agreement, and $12,000 was pursuant to Mr. Goucher's employment agreement, with the balance paid to other executive officers.

     The Committee periodically reviews its compensation criteria and programs to consider changing business conditions and the Company's needs. The executive compensation program presently in-place, known as the 1994 Executive Incentive Plan, provides for three incentive components: cash awards, Common Stock awards and Common Stock option awards. All participants in the 1994 Executive Incentive Plan are eligible to earn awards under the first two components, with cash awards being limited to a maximum of 75% of base salary and with Common Stock awards being limited to a maximum of 25% of base salary. Additionally, certain executive officers can qualify for Common Stock option awards if a targeted earnings per share level is met for a given year. Since its adoption, the 1994 Executive Incentive Plan has been amended twice -- effective January 1, 1995 and effective January 1, 1996 ("Incentive Plan").

     The Incentive Plan rewards participants upon the attainment of specific performance goals. Corporate executives are rewarded based upon the attainment of the Company's earnings per share growth targets and operating company executives are rewarded partially based upon individual operating company growth in profit before bonuses and taxes, and partially based upon overall corporate earnings per share growth. Cash awards under the Incentive Plan are dependent upon attainment of annually established guidelines, or targets, determined by the Chief Executive Officer and approved by the Committee. The purpose of the Incentive Plan is to incent and reward the senior management of the Company for delivering or exceeding their annual operating plan and to motivate those executives to be planning and focusing on long-term earnings growth. Generally, there is no provision for incentive awards when there is a decrease in earnings year-over-year at the appropriate business unit level, except at the discretion of the Chief Executive Officer with the concurrence of the Committee. However, should an operating company have an earnings decline, but the Company still achieves an earnings per share level within, or above, the established target range for the same year (see discussion in following paragraph), officers of such operating company are eligible to receive that portion of their incentive opportunity tied to overall Company results as specified in the Incentive Plan. Additionally, the Incentive Plan attempts to foster longer-term performance by tying Common Stock awards to year-over-year earnings per share growth over a three year period.

     As described above, all participants are eligible to receive cash awards and Common Stock awards under the Incentive Plan. Cash awards are determined by the relative attainment of target profit amounts using a scale of increasing percentages, which starts at the attainment of 94% of the target profit amount, with maximum awards achieved upon the attainment of 110% of the target profit amount. The calculation of the relative performance level, in turn, determines the percent of a participant's base salary which can be awarded under the cash award component of the Incentive Plan. Maximum incentive cash awards are: 75% of base salary for corporate executive officers and operating company presidents, 56.25% of base salary for other officers and 37.5% of base salary for key employees.

     Effective January 1, 1997, the Committee established target levels for 1997 performance under the Incentive Plan. For 1997 performance, there were $869,929 in cash incentive awards paid to the named executive officers under the Incentive Plan, with Mr. Ostrander earning a $245,125 cash incentive award. The awards were determined in accordance with the Incentive Plan, based upon the achieved 1997 earnings per share as compared to the target level and, in the case of operating company officers, partially based upon 1997 profit before bonuses and taxes as compared to the target levels for the respective operating companies. The Company achieved 167% of targeted earnings per share in 1997 and individual operating companies achieved from 108% to 269% of their operating profit targets.

     Common Stock awards are triggered by the Company attaining at least 15% year-over-year earnings per share growth. Common Stock incentive awards are 25% of base salary for corporate executive officers and operating company presidents, 18.75% of base salary for other officers and 12.5% of base salary for key employees. When the 15% earnings per share growth threshold is achieved, participants receive a fixed percentage of their base salary, as previously described, dependent upon their participation level in the Incentive Plan. This is an "all or nothing" award. That is, if the 15% earnings per share growth threshold is not achieved, the Common Stock incentive award opportunity for that year is forfeited. Such a forfeiture occurred in 1996. Fifty percent of the earned Common Stock award amount vests immediately in the year it is earned, 30% vests the next year if at least 15% earnings per share growth is achieved in the second year, and the remaining 20% vests the subsequent year if at least 15% earnings per share growth is achieved in the third year.

     For 1997 performance, the Company exceeded the 15% earnings per share growth threshold. Relative to this performance, there were 10,617 shares of Common Stock awarded to the named executive officer participants in the Incentive Plan, including 2,955 shares awarded to Mr. Ostrander. A portion of the awarded Common Stock shares related to the 20% amount provisionally earned for 1995 performance, which vested based upon 1997 performance (see footnote (1) of "EXECUTIVE COMPENSATION -- Summary Compensation Table"). Additionally, for 1997 performance, there were grants of stock options covering 204,000 shares of Common Stock under the Incentive Plan, including a grant covering 36,000 shares made to Mr. Ostrander. These incentive Common Stock awards and stock option grants were made in March, 1998.

     In 1997, the Committee commissioned a study prepared by a national consulting firm specializing in executive compensation. The study indicated that the Company's salary structure and longer-term compensation incentives for its senior executive officers were generally below those levels prevailing in the market for companies of similar annual sales and assets, including, specifically, food companies of comparable size. Based upon these findings, the Committee revised its base salary determinations for certain executive officers, including Mr. Ostrander, which were effective as of April 1, 1997. Further base salary adjustments were made effective January 1, 1998. Such adjustments were made after the Committee received further input from the consulting firm regarding mean compensation levels for executives of companies with annual sales and earnings comparable to the Company's. See "EXECUTIVE COMPENSATION -- Ostrander Employment Agreement," "--Shapiro Employment Agreement," "--Reedy Employment Agreement," "--Rodriguez Employment Agreement," and "--Goucher Employment Agreement."

     The Company has no policy with respect to Section 162(m) of the Code, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

                                        The Compensation Committee


                                        Miles E. Efron, Chairman
                                        Maureen B. Bellantoni
                                        Richard A. Coonrod


                             STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1997 with the cumulative total return on the S&P 500 Index and the S&P Food Group Index. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                              [PLOT POINTS GRAPH]

                            DEC 92         DEC 93        DEC 94         DEC 95         DEC 96         DEC 97
                            ------         ------        ------         ------         ------         ------
Michael Foods, Inc.       $  100.00      $  80.81      $  101.54      $  121.59      $  135.75      $  262.80
S&P Food Group Index         100.00         91.77         102.58         130.85         155.03         222.19
S&P 500 Index                100.00        110.08         111.53         153.45         188.68         251.63

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 20, 1998 with respect to the beneficial holdings of each person or entity known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.

                                          NUMBER OF SHARES        PERCENT
NAME AND ADDRESS                        BENEFICIALLY OWNED(1)     OF CLASS
----------------                        ---------------------     --------
Arthur J. Papetti ..................         1,597,727               7.3%
 480 South Horizon Way
 Neshanic Station, NJ 08853

4J2R1C Ltd. Partnership ............         1,588,489               7.3%
 6479 City West Pkwy.
 Eden Prairie, MN 55344

3J2R Ltd. Partnership ..............         1,459,514               6.7%
 6479 City West Pkwy.
 Eden Prairie, MN 55344

George D. Bjurman & Assoc. .........         1,122,405               5.1%
 10100 Santa Monica Blvd.
 Los Angeles, CA 90067

------------------
(1)  Owned of record and beneficially, except as otherwise noted.

     The following table sets forth certain information as of March 20, 1998 with respect to the beneficial holdings of each director and nominee, each named executive officer, and all executive officers and directors as a group.

                                                  NUMBER OF SHARES      PERCENT
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED(1)   OF CLASS
------------------------                        ---------------------   --------
Directors and Nominees:
 Maureen B. Bellantoni ........................         5,300(2)            *
 Richard A. Coonrod ...........................         6,000(2)            *
 Daniel P. Dillon. ............................            --              --
 Miles E. Efron ...............................       108,550(2)            *
 Jerome J. Jenko ..............................            --              --
 Arvid C. Knudtson ............................         7,000(2)            *
 Joseph D. Marshburn ..........................         5,000(2)            *
 Jeffrey J. Michael ...........................     3,061,718(2)(4)      14.0%
 Margaret D. Moore ............................            --              --
 Gregg A. Ostrander ...........................       129,092(3)            *
 Arthur J. Papetti ............................     1,597,727             7.3%
 Stephen T. Papetti ...........................       803,864             3.7%

Executive Officers:
 Jeffrey M. Shapiro ...........................       169,482(5)            *
 John D. Reedy ................................        58,920(6)            *
 Norman A. Rodriguez ..........................        84,609(7)            *
 Bill L. Goucher ..............................        50,022(8)            *

All Directors and Executive Officers as a
 Group: (21 persons) ..........................     6,260,710(9)         28.0%

------------------
 * Less than 1%

(1)  Owned of record and beneficially, except as otherwise noted.

(2) Includes 5,000 shares of Common Stock as to which Ms. Bellantoni and Messrs. Coonrod, Efron, Knudtson, Marshburn, and Michael each have the right to acquire beneficial ownership within 60 days by the exercise of options granted to non-employee directors upon their election or appointment. See "Description of Stock Option Plan for Non-Employee Directors."

(3) Includes 1,000 shares of Common Stock held in Mr. Ostrander's Individual Retirement Account and 111,800 shares of Common Stock as to which Mr. Ostrander has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(4) Includes two limited partnership holdings of 1,588,489 and 1,459,514 shares of Common Stock, respectively, as noted in the above Security Ownership table, of which Mr. Michael disclaims beneficial ownership except to the extent of his pecuniary interest in the limited partnerships' assets. Also includes 730 shares held by a minor child.

(5) Includes 3,110 shares of Common Stock held in Mr. Shapiro's Individual Retirement Account and includes 42,293 shares of Common Stock as to which Mr. Shapiro has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(6) Includes 10,000 shares of Common Stock held for Mr. Reedy's benefit in a Money Purchase Pension (Keogh) Account and includes 41,860 shares of Common Stock as to which Mr. Reedy has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(7) Includes 1,668 shares of Common Stock held in Mr. Rodriguez's Individual Retirement Account and includes 73,582 shares of Common Stock as to which Mr. Rodriguez has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(8) Includes 42,200 shares of Common Stock as to which Mr. Goucher has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(9) Includes 120 shares and 750 shares of Common Stock held in two other executive officers' Individual Retirement Accounts, 384 shares held in a Simplified Employee Plan for another executive officer, 144 shares held by two minor children of another executive officer, and 441,451 shares of Common Stock as to which certain executive officers and directors have the right to acquire beneficial ownership within 60 days by the exercise of options granted.


                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board recommends that the shareholders ratify the Board's appointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 1998. Grant Thornton LLP has served as the Company's principal auditors since the Company's formation in 1987.

     Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.


                       SHAREHOLDER PROPOSALS FOR THE 1999
                         ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company so that such notice is received by the Secretary by January 1, 1999. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.


                                  OTHER MATTERS

     The Board knows of no other matters that are intended to be brought before the Annual Meeting. If other matters, of which the Board is not aware, are presented for action, it is the intention of the proxies named in the enclosed form of proxy to vote on such matters in their sole discretion.

                                        By Order of the Board of Directors,

                                        /s/ Jeffrey M. Shapiro

                                        Jeffrey M. Shapiro
                                        EXECUTIVE VICE PRESIDENT AND SECRETARY

April 10, 1998

                               MICHAEL FOODS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                      PROXY

     The undersigned hereby appoint Gregg A. Ostrander and Jeffrey M. Shapiro as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated hereon, all the shares of Common Stock of Michael Foods, Inc. held of record by the undersigned on March 20, 1998, at the Annual Meeting of Shareholders to be held on May 12, 1998, or any adjournment thereof.


                       PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE [X]

1.   ELECTION OF DIRECTORS
          [ ] VOTE FOR all nominees listed     [ ] WITHHOLD AUTHORITY for all
              below (except as marked              nominees listed below
              to the contrary below) **

    MAUREEN B. BELLANTONI, RICHARD A. COONROD, DANIEL P. DILLON, MILES E. EFRON, JEROME J. JENKO, ARVID C. KNUDTSON, JOSEPH D. MARSHBURN, JEFFREY J. MICHAEL, MARGARET D. MOORE, GREGG A. OSTRANDER, ARTHUR J. PAPETTI, STEPHEN T. PAPETTI

    **To withhold authority to vote for any individual nominee, write that name on the line below.**

             -----------------------------------------------------
2. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP as the independent auditors of the Corporation for the year ending December 31, 1998.

                     [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                  (CONTINUED AND TO BE SIGNED ON THE REVERSE.)

                         (CONTINUED FROM THE OTHER SIDE)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign by authorized person.

                                        Date:                             , 1998
                                             -----------------------------


                                        ----------------------------------------
                                                       SIGNATURE


                                        ----------------------------------------
                                               SIGNATURE (IF HELD JOINTLY)

                                        PLEASE MARK, SIGN, DATE, AND RETURN THIS
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.